99  ONLY  STORES(R)  ANNOUNCES EFFECTIVE JANUARY 1, 2005, FOUNDER DAVE GOLD
WILL  END  HIS  TENURE  AS  CHIEF  EXECUTIVE  OFFICER  BUT WILL REMAIN ACTIVE AS
CHAIRMAN.

     99 ONLY STORES PRESIDENT, ERIC SCHIFFER, WILL SUCCEED DAVE GOLD AS CHIEF EXECUTIVE OFFICER AND JEFF GOLD TO ASSUME POSITION OF PRESIDENT.

     CITY OF COMMERCE, CA -- October 20, 2004 -- 99 Only Stores(R) (NYSE:NDN) announces effective January 1, 2005, Dave Gold, its Founder, will end his tenure as Chief Executive Officer but will remain active as Chairman of the Board.
     Dave Gold, Chairman and Chief Executive Officer said, "I am pleased to announce that effective January 1, 2005, Eric Schiffer, our President, will become Chief Executive Officer and Chairman of the Executive Committee of the Board and that Jeff Gold, our Senior Vice President of Real Estate and Information Systems, will become our President and Chief Operating Officer.
     Eric Schiffer's promotion to CEO and Jeff Gold's promotion to President and COO represent a natural evolution in leadership for the Company that demonstrates the strength and depth of the leadership team. I look forward to continue to work with the Company and its new management as Chairman of the Board."
     As President and Chief Operating Officer, Jeff Gold will report to Eric Schiffer and be responsible for Store Operations, Real Estate, Human Resources and Information Systems.
     Eric Schiffer, President said, "It has been a great honor for both Jeff and I to work for Dave over these many years. He is a true retail industry pioneer and merchandising genius. 99 Only Stores' culture and guiding principles are based on Dave's passion for providing value and his respect for people. Our team looks forward to continuing to work with Dave in his role as Chairman as we grow the Company."
     Eric Schiffer joined 99 Only Stores in 1991 and has served as President since 2000. Prior to joining 99 Only Stores, he was a venture capitalist with Oxford Partners and an electrical engineer with Texas Instruments. He received a BS in engineering from Duke University and an MBA from the Harvard Business School.
     Jeff Gold has been with 99 Only Stores since its inception in 1982 and has served in a variety of management positions, most recently as Senior Vice President of Real Estate and Information Systems. He received his BA in business administration from UC Berkeley.
     99 Only Stores(R), the nation's oldest existing one-price retailer, operates 217 retail stores, in California, Texas, Arizona and Nevada and a wholesale division, Bargain Wholesale. 99 Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to identify and obtain leases for new stores, the ability of the Company to acquire inventory at favorable costs and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Note to Editors: 99 Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933


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